Exhibit 1

Media Relations Jorge Pérez +52(81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52(81) 8888-4256 ir@cemex.com	Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@cemex.com

CEMEX ANNOUNCES DIVESTMENT

OF ITS OPERATIONS IN BANGLADESH AND THAILAND

MONTERREY, MEXICO. MARCH 10, 2016.– CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it has signed an agreement for the sale of its operations in Bangladesh and Thailand to SIAM CITY CEMENT PUBLIC COMPANY LIMITED for approximately U.S.$53 million.

The proceeds obtained from this transaction will be used mainly for debt reduction and for general corporate purposes.

The closing of this agreement is subject to the satisfaction of standard conditions for this type of transactions. We currently expect to finalize this divestiture during the second quarter of 2016.

CEMEX is a global building materials company that provides high-quality products and reliable services to customers and communities in more than 50 countries. CEMEX has a rich history of improving the well-being of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from those expressed or implied in this release, including, among others, not satisfying the conditions to sell the above described assets, changes in general economic, political, governmental and business conditions globally and in the countries in which CEMEX does business, changes in interest rates, changes in inflation rates, changes in exchange rates, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.

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